                                                                    Exhibit 99.1


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Precision Response Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Precision Response Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP


Miami, Florida
January 26, 2000

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                    1999        1998
                                                                                 ---------    ---------
ASSETS
Current assets:
Cash and cash equivalents ....................................................   $   2,067    $   1,656
Accounts receivable, net of allowances of $2,411 and $8,225, in 1999 and 1998,
     respectively ............................................................      46,173       42,771
Income taxes receivable ......................................................         199          215
Deferred income taxes ........................................................       3,823        6,906
Prepaid expenses and other current assets ....................................       2,714        4,186
                                                                                 ---------    ---------
     Total current assets ....................................................      54,976       55,734
Property and equipment, net ..................................................      88,109       71,414
Deferred income taxes ........................................................       3,713        5,516
Other assets .................................................................       2,565          782
                                                                                 ---------    ---------
     Total assets ............................................................   $ 149,363    $ 133,446
                                                                                 =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current maturities of long-term obligations .............................   $   1,691    $   2,510
     Accounts payable ........................................................      18,472       16,571
     Restructuring accrual ...................................................       1,280        3,244
     Accrued compensation expenses ...........................................       4,632        3,108
     Other accrued expenses ..................................................       7,236        7,174
     Customer deposits .......................................................         377        1,108
                                                                                 ---------    ---------
         Total current liabilities ...........................................      33,688       33,715
Long-term obligations, less current maturities ...............................      23,425       16,916
Restructuring accrual ........................................................       1,967        3,456
                                                                                 ---------    ---------
         Total liabilities ...................................................      59,080       54,087
                                                                                 ---------    ---------

Commitments and contingencies (see Notes 7 and 15) ...........................        --           --

Shareholders' equity:
Common stock, $0.01 par value; 100,000,000 shares authorized; 21,794,400 and
     21,549,000 issued and outstanding, respectively .........................         218          215
Additional paid-in capital ...................................................     100,218       97,179
Accumulated deficit ..........................................................      (9,744)     (18,035)
Unearned compensation ........................................................        (409)        --
                                                                                 ---------    ---------
         Total shareholders' equity ..........................................      90,283       79,359
                                                                                 ---------    ---------
         Total liabilities and shareholders' equity ..........................   $ 149,363    $ 133,446
                                                                                 =========    =========


   The accompanying notes are an integral part of these financial statements.

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                             ---------------------------------------
                                                               1999           1998           1997
                                                             ---------      ---------      ---------
Revenues ...............................................     $ 215,920      $ 175,173      $ 143,584
                                                             ---------      ---------      ---------
Operating expenses:
    Cost of services ...................................       177,668        153,638        128,177
Selling, general and administrative expenses ...........        23,249         23,290         25,874
Restructuring and asset impairment charges .............          --           13,583         11,591
                                                             ---------      ---------      ---------
    Total operating expenses ...........................       200,917        190,511        165,642
                                                             ---------      ---------      ---------
    Operating income (loss) ............................        15,003        (15,338)       (22,058)
Other income (expense):
    Interest income ....................................            74            261            984
    Interest expense ...................................        (1,195)        (1,050)          (702)
                                                             ---------      ---------      ---------
    Income (loss) before income tax provision (benefit)         13,882        (16,127)       (21,776)
Income tax provision (benefit) .........................         5,591         (5,938)        (8,710)
                                                             ---------      ---------      ---------
    Net income (loss) ..................................     $   8,291      $ (10,189)     $ (13,066)
                                                             =========      =========      =========

Net income (loss) per common share:
    Basic ..............................................     $    0.38      $   (0.47)     $   (0.61)
                                                             =========      =========      =========
    Diluted ............................................     $    0.37      $   (0.47)     $   (0.61)
                                                             =========      =========      =========

Weighted average number of common shares outstanding:
    Basic ..............................................        21,587         21,548         21,393
                                                             =========      =========      =========
    Diluted ............................................        22,445         21,548         21,393
                                                             =========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                COMMON STOCK         ADDITIONAL    RETAINED
                                            ---------------------     PAID-IN      EARNINGS      UNEARNED
                                             SHARES       AMOUNT      CAPITAL      (DEFICIT)   COMPENSATION     TOTAL
                                            --------     --------     --------     ---------   ------------    --------
Balance at December 31, 1996 ..........       20,000     $    200     $ 47,808     $  5,394      $   (452)     $ 52,950
  Net loss ............................         --           --           --        (13,066)         --         (13,066)
  Payment of dividend .................         --           --           --           (174)         --            (174)
  Issuance of common stock ............        1,500           15       49,149         --            --          49,164
  Exercise of employee stock options ..           42         --            222         --            --             222
  Amortization of unearned compensation         --           --           --           --             344           344

                                            --------     --------     --------     --------      --------      --------
Balance at December 31, 1997 ..........       21,542          215       97,179       (7,846)         (108)       89,440

  Net loss ............................         --           --           --        (10,189)         --         (10,189)
  Exercise of employee stock options ..            7         --           --           --            --            --
  Amortization of unearned compensation         --           --           --           --             108           108
                                            --------     --------     --------     --------      --------      --------
Balance at December 31, 1998 ..........       21,549          215       97,179      (18,035)         --          79,359
  Net income ..........................         --           --           --          8,291          --           8,291
  Stock option grants .................         --           --            486         --            (486)         --
  Exercise of employee stock options ..          246            3        1,862         --            --           1,865
  Tax effect on exercise of employee
  stock options .......................         --           --            691         --            --             691
  Amortization of unearned compensation         --           --           --           --              77            77
                                            --------     --------     --------     --------      --------      --------
  Balance at December 31, 1999 ........       21,795     $    218     $100,218     $ (9,744)     $   (409)     $ 90,283
                                            ========     ========     ========     ========      ========      ========


   The accompanying notes are an integral part of these financial statements.

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------
                                                                   1999          1998          1997
                                                                 --------      --------      --------
OPERATING ACTIVITIES:
   Net income (loss) .......................................     $  8,291      $(10,189)      (13,066)
   Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
      Depreciation and amortization ........................       15,440        12,822        11,506
      Provision for bad debts and sales allowances .........        2,393        14,534         5,895
      Amortization of unearned compensation ................           77           108           344
      Restructuring and asset impairment charges ...........         --           6,458         6,832
      Other asset write-offs ...............................         --           5,392          --
      Deferred income taxes ................................        5,577        (6,037)       (4,905)
   Changes in operating assets and liabilities, excluding
      effects of acquisition:
      Accounts receivable ..................................       (5,795)      (30,165)       (7,205)
      Income taxes receivable ..............................           16         6,755        (6,970)
      Prepaid expenses and other current assets ............        1,472          (448)       (4,048)
      Other assets .........................................         (143)         (247)          787
      Accounts payable .....................................        1,901         3,549        (3,761)
      Restructuring accrual ................................       (3,453)        4,497         2,863
      Accrued compensation expenses ........................        1,524        (1,993)        1,023
      Income taxes payable .................................         --            --          (3,297)
      Other accrued expenses ...............................           62           815         3,748
      Customer deposits ....................................         (731)       (2,846)        1,534
                                                                 --------      --------      --------
         Net cash provided by (used in) operating activities       26,631         3,005        (8,720)
                                                                 --------      --------      --------

INVESTING ACTIVITIES:
   Purchases of property and equipment .....................      (32,135)      (24,883)      (34,251)
   Investment in unconsolidated affiliate ..................       (1,640)         --            --
   Cash acquired in acquisition, net of cash paid ..........         --            --             192
                                                                 --------      --------      --------
         Net cash used in investing activities .............      (33,775)      (24,883)      (34,059)
                                                                 --------      --------      --------

FINANCING ACTIVITIES:
   Net proceeds from revolving credit loan .................        8,000        11,000          --
   Payments on long-term obligations .......................       (2,310)       (2,546)       (2,615)
   Proceeds from long-term obligations .....................         --           4,000          --
   Net proceeds from issuance of common stock ..............         --            --          49,386
   Dividend paid ...........................................         --            --            (174)
   Proceeds from exercise of stock options .................        1,865          --            --
                                                                 --------      --------      --------
         Net cash provided by financing activities .........        7,555        12,454        46,597
                                                                 --------      --------      --------

Net increase (decrease) in cash and cash equivalents .......          411        (9,424)        3,818
Cash and cash equivalents at beginning of year .............        1,656        11,080         7,262
                                                                 --------      --------      --------
Cash and cash equivalents at end of year ...................     $  2,067      $  1,656      $ 11,080
                                                                 ========      ========      ========

Supplemental cash flow information:
    Cash paid for interest, including capital leases, net of
       amounts capitalized .................................     $    877      $    893      $    724
                                                                 ========      ========      ========
    Cash paid for income taxes .............................     $   --        $    215      $  3,330
                                                                 ========      ========      ========
    Supplemental schedule of non-cash investing
       and financing activities:
       Installment loans and capital lease obligations .....     $   --        $   --        $  1,687
                                                                 ========      ========      ========

   The accompanying notes are an integral part of these financial statements.

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

         Precision Response Corporation and subsidiaries (the "Company") is a full-service provider of outsourced customer care, utilizing a fully-integrated mix of traditional call center and e-commerce customer care solutions and services, to large corporations and high-growth Internet-focused companies. Through the integration of its teleservicing, e-commerce customer care services, information technology, which includes database marketing and management, and fulfillment capabilities, the Company is able to offer a total customer relationship solution to meet its clients' needs.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates consist primarily of the allowance for doubtful accounts and sales allowances, the valuation allowance on net deferred tax assets, the useful lives of property and equipment, and accrued expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

         Highly liquid investments with a maturity of three months or less on their acquisition date are considered cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the federally-insured limits.

PROPERTY AND EQUIPMENT

         Property and equipment, including expenditures for major improvements, is stated at cost less accumulated depreciation and amortization. Repairs and maintenance are expensed as incurred. Depreciation and amortization is determined using the straight-line method over the estimated useful lives of the respective assets or, in relation to leasehold improvements and property under capital leases, over the lesser of the asset's estimated useful life or the lease term (see Note 5 - Property and Equipment).

         Upon the sale, retirement or other disposition of assets, the related cost and accumulated depreciation or amortization is eliminated from the accounts. Any resulting gains or losses from disposals are included in the Consolidated Statements of Operations.

LONG-LIVED ASSETS

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (see Note 3 - Restructuring and Other Non-Recurring Special Charges).

CAPITALIZED INTEREST

         The Company capitalizes certain interest costs recognized on borrowings as part of the historical cost of acquiring or producing certain assets in accordance with Statement of Financial Accounting Standards No. 34, CAPITALIZATION OF INTEREST COST. The amount capitalized is an allocation of the interest cost incurred during the period required to complete the asset. During 1999 and 1998, certain borrowings under the Company's revolving credit facility (see Note 6- Credit Facilities and Long-Term Debt) were used to partially fund the Company's PRISM Project (see Note 5- Property and Equipment) and other internally developed or modified software, and the resulting interest costs incurred have been capitalized. Total interest cost incurred during 1999 was $1.8 million, of which $1.2 million was expensed and is included in the accompanying 1999 Consolidated Statements of Operations, and the remaining $0.6 million was capitalized and is included in Property and equipment, net in the accompanying Consolidated Balance Sheets. Total interest cost incurred during 1998 was $1.3 million, of which $1.1 million was expensed and is included in the accompanying 1998 Consolidated Statements of Operations, and the remaining $0.2 million was capitalized and is included in Property and equipment, net in the accompanying Consolidated Balance Sheets. As each module of the PRISM Project became operational or as other internally developed or modified software is available for use, all associated capitalized costs, including capitalized interest, is, or will begin to be, amortized on a straight-line basis over the module's or software's estimated useful life.

REVENUE RECOGNITION

         The Company recognizes revenues as services are performed. Teleservicing charges are primarily based on a fixed hourly fee for dedicated service. Internet customer care and electronic message servicing are based on hourly rates and on a transaction basis, respectively, or a combination of charges thereof. Beginning in the third quarter of 1997, the Company also generated teleservicing revenues under incentive-based compensation agreements whereby the amount of revenue earned correlates to the achievement of established targets. The Company exited the incentive-based teleservicing program during 1998. Charges for database marketing and management services are based on an hourly rate or on the volume of information stored. Charges for fulfillment services are typically assessed on a transaction basis, with an additional charge for warehousing products for customers.

         Revenues earned from the transfers of software by the Company are generally recognized when the software has been shipped, payment is due within one year, collectibility is probable and there are no significant obligations remaining. No such revenues were recognized in 1999 or 1998.

SOFTWARE DEVELOPMENT COSTS

         The Company capitalized costs related to the development of certain software products integral to the Company's teleservicing programs and recent business process reengineering, which were either for internal use or with an objective of being marketed externally. Capitalized software development costs were reported at the lower of unamortized cost or net realizable value based upon future use on a product-by-product basis. In accordance with Statement of Financial Accounting Standards No. 86,

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED, ("SFAS No. 86") capitalization of these software development costs began when technological feasibility had been established and ended when the product was available for general use in the Company's teleservicing programs. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future demands of teleservicing programs, estimated economic life and changes in software and hardware technologies.

         Commencing upon initial product release, capitalized software costs were amortized on an individual product basis using the straight-line method over the estimated economic life of the product or three years. The amount of externally marketed software development costs capitalized in 1997 was $1,660,000. No software development costs were incurred during 1999 or 1998 in accordance with the provisions of SFAS No. 86. Amortization expense related to externally marketed software development costs was $744,000 and $1,368,000 in 1998 and 1997, respectively. No amortization expense related to externally marketed software development costs was recorded in 1999. In conjunction with the Company's restructuring plan during the third quarter of 1998, the remaining unamortized balance of software development costs in the amount of $1,243,000 was written off (see Note 3 - Restructuring and Other Non-Recurring Special Charges).

         In accordance with Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"), the Company capitalizes acquired and internally developed or modified software solely to meet the Company's internal needs integral to the Company's teleservicing or Internet-based programs. The Company capitalizes certain internal and external costs directly associated with developing or modifying the internal use software, which begins with the application development stage and ends when the project is substantially complete and ready for its intended use. The amount of costs capitalized in 1999 and 1998 relating to internal use software in process was $3.1 million and $4.9 million, respectively, consisting principally of software purchased from external vendors, and is included in Property and equipment, net in the accompanying Consolidated Balance Sheets. In addition, $10.1 million of software developed or modified for internal purposes was available for use as of December 31, 1999 and is included in Property and equipment, net in the accompanying Consolidated Balance Sheets (see Note 5-Property and Equipment). As of December 31, 1998, no internal use software development projects were ready for their intended uses with the exception of the PRISM Project which is discussed in the following paragraph. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future teleservicing program or Internet-based program demand, estimated economic life and changes in software and hardware technologies.

         In addition, in accordance with Emerging Issues Task Force 97-13, Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation, and the provisions of SOP 98-1, the Company capitalized certain costs incurred in the enhancement of internal financial and operating systems associated with its initiative to implement an Enterprise Resource Planning solution, which the Company designated the PRISM Project. Capitalized costs incurred on the PRISM Project, consisting principally of software purchased from Oracle Corporation, outside consultant fees and, to a lesser extent, payroll and payroll-related costs for employees directly associated with the PRISM Project, were $12.8 million and $8.6 million as of December 31, 1999 and 1998, respectively, and are included in Property and equipment, net in the accompanying Consolidated Balance Sheets (see Note 5-Property and Equipment). The PRISM Project has been implemented in phases with certain systems or modules becoming functional at different

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


points in the project timeframe. As each module of the PRISM Project was implemented, all associated capitalized costs began to be amortized on a straight-line basis over the module's estimated useful life. As of December 31, 1999, all modules of the PRISM Project had been placed in service. Amortization expense relating to the modules placed in service was approximately $1.3 million and $100,000 in 1999 and 1998, respectively.

STOCK-BASED COMPENSATION

         Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("SFAS No. 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation expense for qualified and non-qualified stock options granted under the Company's stock option plans is generally measured as the difference between the quoted market price of the Company's stock at the date of grant and the amount an employee must pay to acquire the stock. For options granted to other than employees in exchange for goods or services, compensation cost is measured at fair value in accordance with SFAS 123 (see Note 12- Stock-Based Compensation Plans).

ADVERTISING EXPENSES

         Advertising expenses are charged to operations as incurred. During 1999, 1998 and 1997, advertising expenses were $477,000, $418,000 and $341,000, respectively.

INCOME TAXES

         The Company provides for deferred income taxes under the asset and liability method for financial accounting and reporting for income taxes. Deferred tax assets and liabilities are determined based on the differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities using the enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

EARNINGS PER COMMON SHARE

         During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS No. 128"), which supersedes Accounting Principles Board Opinion No. 15, EARNINGS PER SHARE. Basic earnings per common share calculations are determined by dividing earnings available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing earnings available to common shareholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year (all related to outstanding stock options discussed in Note 12- Stock-Based Compensation Plans).

2.  PUBLIC OFFERINGS

         Effective January 29, 1997 (the actual closing date was February 4,
1997), the Company and certain selling shareholders completed a second equity offering of 4,740,000 shares of common stock at an offering price of $35.125 per share (the "Second Equity Offering"). Of the 4,740,000 shares, 1,500,000 shares were sold by the Company. Net proceeds to the Company from the Second Equity

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Offering in the amount of $49.2 million, after deducting $3.5 million in costs associated with the offering, have been used for call center expansion, other capital expenditures necessary to support the Company's growth, working capital and other general corporate purposes.

3.  RESTRUCTURING AND OTHER NON-RECURRING SPECIAL CHARGES

         During the third quarter of 1998, the Company performed an extensive review of its operations and existing available workstation capacity. Such review focused on determining the needed workstation capacity appropriate and desirable in light of several factors. These factors included the requirements for servicing the Company's current, recently attained, and anticipated new clients; the Company's less than satisfactory operating results relative to a large incentive-based, outbound teleservices program; and, the Company's inability to recruit, train and maintain an employee base relative to available workstations in certain strained labor markets without paying premium wage rates not able to be supported by the operating margins being generated.

         As a result of this review, the Company initiated a restructuring and performance enhancing initiatives plan, which centered on exiting the incentive-based outbound teleservicing program, consolidating and making adjustments to certain call centers' workstation capacity and replacing certain existing software programs utilized in its call center operations with new customer interaction software reflective of advances in customer care technology. In connection with the Company's decision to exit the incentive-based outbound teleservicing program and to make call center capacity adjustments, certain reductions in overhead and administrative headcount were also made resulting in the termination of nine employees.

         In adopting this plan, the Company recorded restructuring and other non-recurring special charges of $22.1 million before taxes with an after-tax impact of $13.8 million. This pre-tax amount is allocated as follows in the Consolidated Statements of Operations for the year ended December 31, 1998:
$13.6 million to Restructuring and asset impairment charges (as further described in the next paragraph); $2.3 million to Cost of services (of which $700,000 represents cash items and $1.6 million represents non-cash items) related principally to the write-off of teleservicing software that the Company decided to replace with new customer interaction software reflective of advances in customer care technology; and $6.2 million to Selling, general and administrative expenses (of which $2.1 million represents cash items and $4.1 million represents non-cash items) principally for asset impairments of $4.1 million related to the plan to exit an incentive-based outbound teleservicing program, $1.5 million related to increases in the provisions for certain accrued liabilities, and $600,000 related to severance and other employee costs incurred during the development of the performance enhancing initiatives plan. Of the total $8.5 million in Cost of services and Selling, general and administrative expenses described above, approximately $704,000 and $1.0 million was accrued at December 31, 1999 and 1998, respectively, and is included in Other accrued expenses in the accompanying Consolidated Balance Sheets.

         Amounts included in Restructuring and asset impairment charges in the Consolidated Statements of Operations for the year ended December 31, 1998 include cash items such as severance and other employee-related costs of $1.0 million and lease and other facility exit costs associated with the reduction of workstation capacity of $6.1 million. Of the total $7.1 million, approximately $3.2 million and $6.2 million is accrued as of December 31, 1999 and 1998, respectively, as part of the restructuring accrual. Non-cash restructuring and asset impairment charges of $6.5 million are primarily related to the write-off of leasehold improvements and telephone and computer equipment associated with the reduction in workstation capacity.

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         As of December 31, 1999, the Company had substantially completed its restructuring and performance enhancing initiatives. During the fourth quarter of 1998, the Company's exit of the incentive-based outbound teleservicing program was completed and during the first quarter of 1999, the Company completed its termination of certain designated employees. As of the end of the fourth quarter of 1999, the Company had relocated all of the ongoing teleservicing programs from one center and maintained reduced workstation capacity in another center. Additionally, the Company implemented new customer interaction software reflective of advances in customer care technology.

         During the third quarter of 1997, the Company initiated an extensive and systematic review of its operations and cost structure in response to inefficiencies primarily resulting from the addition of capacity and infrastructure to accommodate a contract for its largest client that had been delayed indefinitely and an across-the-board price reduction imposed by this client. The review of the Company's operations focused primarily on operational and organization structures and systems, client profitability and facilities rationalization.

         As a result of this review, the Company announced a major restructuring and cost reduction plan designed to reduce its cost structure and adjust its infrastructure to significantly improve operating efficiencies and performance as the Company sought to shift its customer base to a more diversified portfolio. The Company initiated a plan to consolidate three administrative locations into unused space in an existing facility, to reduce overhead and administrative headcount by 10%, to consolidate and reorganize various functional departments and to integrate and enhance its financial and operating systems. The headcount reductions resulted in the termination of approximately 150 employees primarily in the areas of teleservicing, information services and administration. Payment of substantially all termination benefits took place during the fourth quarter of 1997 during which time actual employee terminations occurred.

         In adopting this plan, the Company recorded a non-recurring special charge of $26.2 million before taxes with an after-tax impact of $15.7 million. This amount is allocated as follows in the Consolidated Statements of Operations for the year ended December 31, 1997: $11.6 million to Restructuring and asset impairment charges (as further described in the next paragraph); $7.8 million to Cost of services (of which $6.6 million represented cash items and $1.2 million represented non-cash items) related principally to significant, non-capitalizable start-up and other costs incurred in expanding and improving the Company's ability to provide certain types of teleservicing and fulfillment services which it had previously been providing only on a limited basis (these costs primarily related to development of systems applications and training modules as well as actual employee training); and $6.8 million to Selling, general and administrative expenses (of which $6.7 million represented cash items and $100,000 represented non-cash items) principally for non-recurring operating expenses including $4.8 million of costs associated with the development of the Company's restructuring and cost reduction initiatives, increases in the provisions for certain accrued liabilities totaling $1.9 million and various balance sheet write-offs totaling $100,000. As of December 31, 1999, all accruals relating to Cost of services and Selling, general and administrative expenses described above were fully utilized.

         Amounts included in Restructuring and asset impairment charges in the Consolidated Statements of Operations for the year ended December 31, 1997 include cash items such as severance and other employee costs of $2.1 million and lease obligations and other exit costs associated with the consolidation of three administrative locations into an existing facility and the closing of one small, unused call center of $2.6 million. Non-cash restructuring and asset impairment charges of $6.9 million are primarily related to the write-off of leasehold improvements associated with the administrative facility consolidation and closing along with the cost to fully amortize redundant systems that are not deemed recoverable in light of the aforementioned changes with the Company's largest client. At

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31, 1999, $57,000 is included in Restructuring accrual in the Consolidated Balance Sheets, relating to facility consolidation costs associated with the 1997 restructuring plan.

         The Company initiated the restructuring and cost savings initiatives during the third quarter of 1997 and during the fourth quarter of 1997 and during 1998, the Company terminated designated employees and reorganized its operational and administrative management structure in connection with the restructuring and cost savings plan. The Company also completed the relocation and consolidation of administrative office space into unused space at an existing facility. Additionally, the Company continued its attempts to divest unused facilities. This included termination in February 1998, of a lease for an unused facility whose landlord is a corporation that is wholly owned by the Company's Chairman of the Board. In consideration of a termination payment of approximately $82,000, the landlord relieved the Company of its future lease commitments totaling approximately $161,000. The Company believes that the amount of the termination payment was no less favorable to it than could have been negotiated from an unaffiliated party. The Company's implementation throughout 1998 was substantially completed prior to the Company's initiation of additional restructuring and performance enhancing initiatives described above.

         The following table sets forth the details and the cumulative activity in the restructuring accrual during the year ended December 31, 1999 (in thousands):

                                              ACCRUAL                            ACCRUAL
                                             BALANCE AT                         BALANCE AT
                                          DECEMBER 31, 1998   EXPENDITURES   DECEMBER 31, 1999
                                          -----------------   ------------   -----------------
Severance and other employee costs ......     $       697      $      (697)     $        --
Closure and consolidation of facilities
and related exit costs ..................           6,003           (2,756)           3,247
                                              -----------      -----------      -----------

   Total restructuring accrual ..........           6,700      $    (3,453)           3,247
                                                               ===========
   Less current portion .................          (3,244)                           (1,280)
                                              -----------                       -----------
   Total restructuring accrual, long-term     $     3,456                       $     1,967
                                              ===========                       ===========

4.   INVESTMENT IN UNCONSOLIDATED AFFILIATE

         On June 15, 1999, the Company acquired 6,000,000 shares of common stock of Global Reservation Systems, Inc. ("GRS"), currently representing an approximate 16% ownership interest in GRS's successor (see below), for an aggregate cost of $1.6 million. GRS (and its successor), a California corporation, specializes in developing Internet-based travel products and service systems. This equity investment in GRS has been accounted for using the cost method and is included in Other assets in the accompanying Consolidated Balance Sheet as of December 31, 1999.

         In conjunction with this transaction, the Company also was issued a warrant to purchase an aggregate of 3,000,000 shares of GRS common stock at an exercise price equivalent to the lesser of (i) the lowest per share price of any sales or issuances of GRS common stock (other than the sales or issuances related to outstanding GRS options to purchase 6,065,391 shares or an additional 2,900,000 shares reserved by GRS for future issuances of options) that take place up to the time of exercise or (ii) $0.85 per share, which exercise price currently is $0.60 per share. The exercise price and/or number of shares issuable upon exercising the warrant will be proportionately adjusted if effected after any future

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


stock dividends, stock splits, combinations of stocks or issuance of stock in a reclassification as defined in the agreement. The right to exercise the warrant, in whole or in part, expires on June 15, 2002. In addition, the Company's decision to exercise this warrant currently would require the consent of the lender on its revolving credit facility and existing mortgage loan (see Note 6 -- Credit Facilities and Long-Term Debt).

         In January 2000, GRS reorganized itself by transferring all of its assets and substantially all of its liabilities to a newly-formed California corporation which retained the Global Reservation Systems name. All existing shareholders, including the Company, retained the same relative interests in this new corporation as they had in the predecessor corporation.

5.  PROPERTY AND EQUIPMENT

         Property and equipment is comprised of both owned property and property under capital leases, the details of which are set forth below (in thousands):

                                           DECEMBER 31, 1999                     DECEMBER 31, 1998             ESTIMATED
                                  -----------------------------------    -----------------------------------    USEFUL
                                    OWNED       LEASED        TOTAL        OWNED       LEASED        TOTAL       LIVES
                                  ---------    ---------    ---------    ---------    ---------    ---------   ---------
Land ..........................   $   1,057    $    --      $   1,057    $   1,057    $    --      $   1,057      N/A
Buildings and improvements ....       5,140         --          5,140        4,878         --          4,878    25 years
Telecommunications equipment
   and software ...............      25,681        4,406       30,087       20,946        4,432       25,378    3-7 years
Computer equipment and software      63,538        5,429       68,967       33,768        5,523       39,291    3-5 years
Leasehold improvements ........      14,064         --         14,064       11,167         --         11,167        *
Furniture and fixtures ........       8,683          242        8,925        8,044          242        8,286    5-7 years
Vehicles ......................         111         --            111          111         --            111     3 years
                                  ---------    ---------    ---------    ---------    ---------    ---------
                                    118,274       10,077      128,351       79,971       10,197       90,168
Development in process ........       5,360         --          5,360       11,408         --         11,408       N/A
                                  ---------    ---------    ---------    ---------    ---------    ---------
                                    123,634       10,077      133,711       91,379       10,197      101,576
Less: accumulated depreciation
   and amortization ...........     (39,640)      (5,962)     (45,602)     (25,943)      (4,219)     (30,162)
                                  ---------    ---------    ---------    ---------    ---------    ---------
                                  $  83,994    $   4,115    $  88,109    $  65,436    $   5,978    $  71,414
                                  =========    =========    =========    =========    =========    =========

*  The lesser of the asset's estimated useful life or the lease term (see also
   Note 7- Lease Commitments).

         Depreciation and amortization expense amounted to $15,440,000, $12,078,000 and $10,138,000 for 1999, 1998 and 1997, respectively.

         As discussed in Note 1 - Operations and Significant Accounting Policies, the Company capitalizes certain costs in connection with its PRISM Project and software developed or modified for internal purposes, which will be amortized when the project modules are implemented or software is available for use. As of December 31, 1999, all modules of the PRISM Project had been placed in service and are included within Computer equipment and software in the above table in the amount of $12.8 million. Also included within Computer equipment and software in the above table is $10.1 million of software developed or modified for internal purposes, including IMA Advantage/Edge, that was available for use as of December 31, 1999. Additionally, as of December 31, 1999, $3.1 million of internal use software in process, including the Company's Advanced Communications Network project, is included within Development in process in the above table.

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         During 1998, the Company acquired a property (land and existing building) in Sunrise, Florida. See also Note 6- Credit Facilities and Long-Term Debt below. The building and related building improvements of $5.1 million as of December 31, 1999 were not depreciated in 1999 or 1998 due to the fact that the building was not occupied or utilized during this time. The property, beginning in January 2000, is occupied and being utilized as a new customer interaction center.

6.   CREDIT FACILITIES AND LONG-TERM DEBT

         On March 2, 1998, the Company entered into a three-year, $25.0 million revolving credit facility, replacing its then existing $15.0 million revolving credit facility. Effective June 30, 1999, the $25.0 million revolving credit facility was amended to increase the amount available under the credit facility to $35.0 million through January 31, 2000. The $25.0 million revolving credit facility was further amended effective December 31, 1999 (the "Credit Facility") to extend the $35.0 million amount available through February 29, 2000. In addition, the amount available under the Credit Facility will be increased to $50.0 million for the period of time between March 1, 2000 and June 30, 2000, subject to certain limitations, as described below, and satisfactory completion of the lender's audit of the Company's books and records and operations. Effective as of July 1, 2000, the amount available under the Credit Facility reverts back to $25.0 million. The December 31, 1999 amendment also extended the maturity date of the Credit Facility to June 30, 2001. In accordance with the terms of the amendment effective December 31, 1999, the Company paid the lender on its Credit Facility a modification fee in the amount of $200,000 in January 2000, which will be amortized over the remaining life of the Credit Facility. The terms of the amendment also require the Company to pay the lender on its Credit Facility an additional fee in the amount of $250,000 on July 1, 2000, in the event that USA Networks, Inc. has not completed its acquisition of the Company by June 30, 2000. See Note 17 - Subsequent Event for a further discussion of USA Network Inc.'s acquisition of the Company.

         The Credit Facility is collateralized by all of the Company's owned and hereafter acquired assets. The Company may borrow up to 80% of eligible accounts receivable. The Credit Facility accrues interest at the Company's option at (i) the greater of the prime rate or the Federal funds rate plus 0.50% or (ii) the LIBOR rate plus a specified percentage (1.25% to 1.75%) based upon the ratio of funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). Prior to December 31, 1999, the Company paid a fee of between 0.1875% and 0.25% per annum on unused commitments under the Credit Facility based upon the ratio of funded debt to EBITDA, of which the rate was 0.1875% per annum at December 31, 1999. Effective December 31, 1999, the future fee on unused commitments was increased to between 0.25% and 0.375% per annum. The Company is required, under the terms of the Credit Facility, to maintain certain financial covenants and ratios, including minimum tangible net worth and funded debt to EBITDA and funded debt to capitalization ratios, to limit capital expenditures and additional indebtedness and is restricted, among other things, with respect to the declaration and payment of dividends, redemptions, investments and acquisitions. At December 31, 1999, the outstanding balance of the Credit Facility was $19.0 million ($5.0 million at 8.50% per annum, $5.2 million at 7.48% per annum, $4.0 million at 7.73% per annum, $2.5 million at 7.46% per annum and $2.3 million at 7.32% per annum) and is included in Long-term obligations, less current maturities in the accompanying Consolidated Balance Sheets. At December 31, 1999, the available balance under the terms of the Credit Facility was $15.2 million. As of December 31, 1999, the Company was in compliance with all financial debt covenants.

         The Company also has secured a mortgage, as amended effective December 31, 1999, with the lender on its Credit Facility in connection with the acquisition of a property (land and existing building) located in Sunrise, Florida, which in January 2000 was opened as a customer interaction center by the

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Company. The mortgage loan is for $5.1 million, of which $4.0 million was advanced at closing in 1998. The remaining $1.1 million available under the loan is subject to the Company's completion of interior improvements to the property by March 2, 2000. The amended mortgage note accrues interest payable quarterly at the LIBOR rate plus 1.50% per annum, of which the interest rate was 7.33% per annum at December 31, 1999. Principal payments are due quarterly, commencing on January 31, 2000, based upon a 20-year amortization schedule, with a balloon payment due at maturity on June 1, 2005. The amended mortgage loan is cross-defaulted with and has terms substantially similar to the Credit Facility.

         Effective May 1997, the Company entered into a ten-year agreement to lease its operating facility located in Jacksonville, Florida. The terms of the lease included a construction allowance payment of approximately $1.0 million made by the lessor to the Company on commencement of the lease and in return the Company was obligated to make improvements to the facility. The lease agreement also specifies that if the Company terminates the lease agreement prior to its full term, it is required to refund the lessor the $1.0 million on a pro-rata basis. In connection with the restructuring plan adopted in the third quarter of 1998 (see Note 3 - Restructuring and Other Non-Recurring Special Charges), the Company reconfigured the workstation capacity and utilized space of the Jacksonville facility during 1999 and, therefore, will terminate the Jacksonville lease agreement at the lease option date in May 2002, which will represent only five years of the specified ten year lease term. As such, the Company will be obligated to refund the lessor 50% of the $1.0 million construction allowance, or $500,000, upon termination of the lease. The $500,000 was accrued at December 31, 1999 and is included in Long-term obligations, less current maturities in the accompanying Consolidated Balance Sheets.

         Long-term obligations as of December 31, 1999 and 1998 consisted of the following (in thousands):

                                                    1999        1998
                                                   -------     -------

Credit Facility ..............................     $19,000     $11,000
Mortgage loan ................................       4,000       4,000
Capital lease obligations ....................       1,616       3,926
Other long-term obligations ..................         500         500
                                                   -------     -------
                                                    25,116      19,426
Less: current maturities .....................       1,691       2,510
                                                   -------     -------

Long-term obligations, less current maturities     $23,425     $16,916
                                                   =======     =======

         Based on the borrowing rates available to the Company for debt with similar terms and average maturities, the fair value of the Company's debt approximates carrying value.

7.   LEASE COMMITMENTS

         The Company's operations are conducted in leased facilities which have initial terms generally ranging from two to ten years. The leases for these facilities would generally expire between 2004 and 2022 assuming the Company's exercise of all renewal options. However, as a result of the 1998 restructuring plan and continual assessment of the capacity requirements in Jacksonville and Margate-Coconut Creek, the Company will terminate the lease agreements relating to these locations no later than the lease option dates in May 2002. However, as of December 31, 1999, the Company had relocated all

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


of the ongoing teleservicing programs from the Margate-Coconut Creek facility and maintained reduced workstation capacity in the Jacksonville center.

         The Company also has certain equipment leases which have terms of up to five years, of which the latest expiration date occurs in 2001. Rent expense under operating leases was $6,224,000, $6,542,000 and $5,867,000 for 1999, 1998
and 1997, respectively.

         On July 20, 1999, the Company executed a ten-year lease agreement with Crossroads Business Park Associates (the "Landlord"), which includes options to extend the initial term of the lease for an additional 15 years. The premises, located in Plantation, Florida, will be the site of the Company's new principal corporate offices. Certain terms of the new lease were amended on October 29, 1999, to provide for additional administrative space. The monthly base rent, as amended, payable commencing on the earlier of (i) the fifteenth business day immediately following the date that a certificate of occupancy or its equivalent is issued permitting the Company to occupy the premises or (ii) March 15, 2000 for the initial space and April 15, 2000 for the additional space, will initially be $54,775 per month, subject to 3% annual increases. The Company will also pay its proportionate share of customary operating expenses of the office building in which the Company's premises are located. Pursuant to the lease agreement, as amended, the Landlord will pay the Company an improvement allowance in the amount of $1.8 million. The Company has delivered a letter of credit in the amount of $750,000 to the Landlord as security for the performance of the Company's obligations under the lease agreement. The amount of such letter of credit will decrease annually by $150,000.

         In November 1999, the Company entered into a put/call agreement with Presidential Suites, Ltd., a Florida limited partnership directly and indirectly owned by the Company's chairman of the board ("Presidential"). Pursuant to such agreement, the Company was granted the right to cause Presidential to assign (and, in connection with such assignment, the Company would assume Presidential's obligations accruing after such assignment with respect to), and Presidential was granted the right to cause the Company to assume Presidential's obligations accruing after such assumption with respect to (and, in connection with such assumption, Presidential would assign), Presidential's interest in a certain lease agreement for leased space consisting of approximately 3,388 rentable square feet ("Presidential Premises") and adjacent to the Company's new leased premises located in Plantation, Florida, as discussed above. In the event of the exercise of the Company or Presidential of this put/call right, the Company would also purchase, and Presidential would convey, Presidential's furniture, fixtures and equipment kept on the Presidential Premises ("FF&E"). In connection with the assignment and assumption of the aforesaid lease for the Presidential Premises and the conveyance of the FF&E, the Company would, among other things, (i) pay to Presidential the unamortized portion (which is amortizable over the initial term of the lease for the Presidential Premises) of the sum of (a) the cost of the tenant improvements constructed on the Presidential Premises in excess of the landlord's contribution in cash (and not in the form of a rent credit), and (b) the cost of the FF&E, and (ii) provide a substitute letter of credit to replace the then outstanding amount of Presidential's letter of credit delivered to the landlord (the initial amount of Presidential's letter of credit was $67,760). The base rental payable by Presidential under the lease for the Presidential Premises is $49,126 per annum (increasing by 3% per annum during the term) and the initial term of such lease is ten years.

         Future minimum lease payments under capital and operating leases, including all renewal periods, and the annual rentals due on the related party leases discussed in Note 9 - Related Party Transactions, at December 31, 1999 are as follows (in thousands):

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


YEAR ENDING DECEMBER 31,                                              CAPITAL    OPERATING
                                                                      LEASES      LEASES
                                                                      -------     -------
       2000 .....................................................     $ 1,575     $ 5,602
       2001 .....................................................         127       4,753
       2002 .....................................................          --       3,919
       2003 .....................................................          --       3,264
       2004 .....................................................          --       3,226
       Thereafter ...............................................          --      48,624
                                                                      -------     -------
       Total minimum lease payments .............................       1,702     $69,388
                                                                                  =======
Less: amount representing interest ..............................          86
                                                                      -------
Present value of net minimum lease payments under capital leases        1,616
Less: current maturities ........................................       1,491
                                                                      -------
Long-term obligations ...........................................     $   125
                                                                      =======

8.   INFORMATION ABOUT SERVICES AND SIGNIFICANT CLIENTS

         The Company has one reportable operating segment; developing and delivering solutions to its clients' customer service and marketing needs utilizing teleservices, e-mail and the Internet, database marketing and management, information technology, electronic data processing and fulfillment services.

         A significant portion of the Company's business is dependent upon several large clients. For the years ended December 31, 1999, 1998 and 1997, the Company's five largest clients accounted for approximately 69%, 76% and 64% of gross revenues, respectively. As of December 31, 1999, 1998 and 1997, approximately 64%, 68% and 68%, respectively, of the Company's accounts receivable were from the five largest clients. Accounts receivable represents the Company's greatest concentration of credit risk and is subject to the financial condition of its largest clients. The Company does not require collateral or other security to support clients' receivables. The Company conducts periodic reviews of its clients' financial condition and vendor payment practices to minimize collection risks on trade accounts receivable.

         During 1999, 1998 and 1997, certain clients individually accounted for more than 10% of the Company's total gross revenues. The clients and their related percentage and amount of total gross revenues (in thousands) were as follows:


                                                YEAR ENDED DECEMBER 31,
                               -----------------------------------------------------------
                                     1999                1998                 1997
                               -----------------    -----------------    -----------------
                                 %       Amount       %       Amount       %       Amount
                               ------    -------    ------    -------    ------    -------
Company A..................     42%      $90,793     45%      $80,559     38%      $55,022
Company B..................      *          *        12%      $20,882     11%      $15,139


----------
*  Accounted for less than 10% of total gross revenues for the year indicated.

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.   RELATED PARTY TRANSACTIONS

         During 1996, but prior to the completion of the Company's Initial Public Offering, the Company entered into various lease agreements for certain real property with a corporation that is wholly-owned by the Company's Chairman of the Board providing for aggregate annual rentals of approximately $288,000. The primary lease term is five years with a renewal option for an additional five-year period. In accordance with the Company's 1997 restructuring plan, the Company terminated one of the lease agreements and a termination payment of approximately $82,000 was made in February 1998. Rent expense under these leases was $284,000, $287,000 and $275,000 for 1999, 1998 and 1997, respectively. The
Company also subleases another facility and a parking lot and leases an additional parking lot from a partnership jointly owned by certain of its shareholders. The sublease on the facility expires in January 2004, the sublease on the parking lot expires in January 2002 and the additional parking lot lease expires in June 2001, with combined annual rentals aggregating approximately $250,000.

         The Company paid approximately $385,000, $198,000 and $200,000 in 1999, 1998 and 1997, respectively, in fees to charter an aircraft in connection with business travel for the Company's personnel. The aircraft is owned by an entity of which the Company's Chairman of the Board is the sole shareholder.

         During 1999 and 1998 the Company funded a portion of the life insurance premiums payable with respect to up to three split-dollar life insurance policies owned by the Mark Gordon Family Trust. The amounts paid by the Company are reimbursable to the Company without interest upon the death of the Company's Chairman of the Board, the surrender of the policies or the termination of the arrangement. This obligation is secured by the benefits payable under the insurance policies. The aggregate amount outstanding for these premiums as of December 31, 1999 and 1998 was approximately $167,000 and $140,000, respectively, and is included in Other Assets in the accompanying Consolidated Balance Sheets.

         During 1999 the Company also funded a portion of the life insurance premiums payable with respect to three split-dollar life insurance policies owned by three separate trusts for the benefit of the family of the Company's chief executive officer. The amounts paid by the Company are reimbursable to the Company without interest upon, under one policy, the death of the chief executive officer, and under the other two policies, the death of the last to die of the chief executive officer and his spouse, the surrender of the policies or the termination of the arrangement; provided, however, that, in the event that prior to such time the chief executive officer's employment with the Company is terminated in certain circumstances (including, without limitation, as a result of his disability, without cause or constructive termination), the amounts paid by the Company will not be reimbursed. This obligation is secured by the benefits payable under the insurance policies. The aggregate amount outstanding for these premiums as of December 31, 1999 was approximately $34,000 and is included in Other Assets in the accompanying Consolidated Balance Sheet.

         The Company's executive vice president, general counsel and secretary (and who is also a director of the Company) was a partner of a certain law firm until immediately prior to joining the Company in March 1996, and remained "Of Counsel" to such law firm after joining the Company. Prior to February 1, 1998, such law firm had acted as the Company's regular outside legal counsel. As of February 1, 1998, a successor law firm commenced serving as the Company's regular outside counsel. The Company's executive vice president, general counsel and secretary is currently "Of Counsel" to such successor law firm. The total fees and costs paid by the Company to the aforementioned law firm and the successor law firm in 1999 were approximately $44,000 and $558,000, respectively, and in 1998

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


were approximately $98,000 and $468,000, respectively. The Company believes that the fees paid to these law firms are no less favorable than could be obtained from other comparable law firms in the area.

         In July 1998 the Company engaged a law firm to represent it in connection with governmental relations matters. A director of the Company is a shareholder and director of such law firm. Pursuant to such engagement, such law firm received a retainer of $25,000 in 1998 and received legal fees from the Company in the amount of $30,000 and $12,500 in 1999 and 1998, respectively. The engagement is terminable at any time by either party.

10.  INCOME TAXES

         As described in Note 1 - Operations and Significant Accounting Policies, the Company provides for deferred income taxes under the asset and liability method for financial accounting and reporting for income taxes.

         The components of the income tax provision (benefit) for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                            1999            1998            1997
                          -------         -------         -------
       Current:
         Federal ......   $    14         $    --         $(3,805)
         State ........        --              --              --
                          -------         -------         -------
                             14              --          (3,805)
                          -------         -------         -------
       Deferred:
         Federal ......     4,760          (5,068)         (3,632)

         State ........       817            (870)         (1,273)
                          -------         -------         -------
                            5,577          (5,938)         (4,905)
                          -------         -------         -------
                          $ 5,591         $(5,938)        $(8,710)
                          =======         =======         =======

         A reconciliation of the difference between the actual income tax provision and income taxes computed at the U.S. Federal statutory tax rate for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                 1999       1998         1997
                                               -------     -------      -------

U.S. Federal statutory tax rate applied to
  pre-tax income(loss) ...................     $ 4,859     $(5,644)     $(7,622)
State income taxes, net of Federal benefit         539        (577)        (790)
Nondeductible expenses and other, net ....         193         283         (298)
                                               -------     -------      -------
     Income tax provision (benefit) ......     $ 5,591     $(5,938)     $(8,710)
                                               =======     =======      =======

         The significant components of the net deferred tax asset as of December 31, 1999 and 1998 are as follows (in thousands):

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                            1999        1998
                                                           -------     -------
   Deferred tax assets:
       Allowances and reserves .......................     $ 8,059     $ 9,898
       Net operating loss and tax credit carryforwards       9,177      10,043
       Other .........................................         143         174
                                                           -------     -------
                                                            17,379      20,115
   Deferred tax liability:
       Property and equipment ........................       9,843       7,693
                                                           -------     -------
             Net deferred tax asset ..................     $ 7,536     $12,422
                                                           =======     =======

         The net deferred tax asset in the amount of $7.5 million as of December 31, 1999 is based upon expected utilization of net operating loss ("NOL") carryforwards and reversal of certain temporary differences. Although realization is not assured, the Company believes it is more likely than not that all of the net deferred tax asset will be realized in the future. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The Company will continue to review the assumptions used on a quarterly basis and make adjustments as appropriate.

         The Company has a Federal NOL carryforward of approximately $18.6 million and a state NOL carryforward of approximately $31.6 million, both of which will begin to expire in 2012.

11.  CAPITAL STOCK

         The Company has authorized 100 million shares, par value $0.01, of common stock. The Company has also authorized 25 million shares, par value $0.01, of preferred stock, the terms of which have not yet been determined. The Company has no present plans to issue any preferred stock.

         Prior to the consummation of the Company's Initial Public Offering, the Company's Board of Directors declared a dividend payable in cash to the then current shareholders of the Company of approximately $5,243,000 (the "Dividend"). The Dividend was equal to the Company's then estimate of its cumulative taxable income prior to the conversion to a C corporation to the extent such taxable income had not previously been distributed. During the second quarter of 1997, the Company's final tax return as an S corporation was completed and filed. As a result, an additional $174,000 was paid to the Company's existing shareholders prior to the Initial Public Offering as a final distribution of the Company's accumulated taxable income prior to conversion to C corporation status.

12.  STOCK-BASED COMPENSATION PLANS

         On May 31, 1996, the Company adopted the 1996 Incentive Stock Plan (the "Employee Stock Plan") and the 1996 Non-employee Director Stock Option Plan (the "Director Stock Plan"; together with the Employee Stock Plan, the "Stock Plans"). Officers, key employees and certain non-employee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units under the Employee Stock Plan. Participation in the Director Stock Plan is limited to members of the Company's Board of Directors who are not salaried officers or employees of the Company. The Company originally reserved 1,931,684 shares of common stock for issuance under the Employee Stock Plan and 96,584 shares of common stock for issuance under the Director Stock Plan, after giving effect to the previously described stock splits by way of share dividends, and subject in each case to further anti-dilution adjustments. At the Company's annual meeting of shareholders on May 15, 1997, June 12, 1998, and June 21, 1999, the total number of shares reserved for issuance under the

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Employee Stock Plan was increased to 3,000,000, 4,000,000 and 4,750,000, respectively. In addition, at the Company's annual meeting of shareholders on June 21, 1999, the total number of shares reserved under the Director Stock Plan was increased to 300,000.

         Prior to the establishment of a compensation committee (the "Committee") of the Board of Directors, the Employee Stock Plan was administered by the Board of Directors of the Company. The Board of Directors or the Committee are authorized to determine, among other things, the key employees to whom, and the times at which, options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule and the exercise price. The Board of Directors or the Committee also determines the treatment to be afforded to a participant in the Employee Stock Plan in the event of termination of employment for any reason, including death, disability, retirement or change in control. Under the Employee Stock Plan, the maximum term of an incentive stock option is 10 years and the maximum term of a non-qualified stock option is 15 years. Incentive stock options under the Employee Stock Plan are required to be granted at an exercise price equal to that of 100% of the fair market value at the date of grant. Non-qualified options under the Employee Stock Plan are required to be granted at an exercise price not less than 85% of the fair market value at the date of grant, except for options covering up to 50,000 shares which may be granted at an exercise price equal to or in excess of par value (or $0.01 per share) (the "$0.01 Options"). With the exception of the $0.01 Options covering 21,000 shares and options to purchase an aggregate of 500,000 shares which were granted at an exercise price of approximately 94% of the fair market value at the date of grant, non-qualified options granted under the Employee Stock Plan through December 31, 1999 have been granted at an exercise price not less than 100% of the fair market value at the date of grant.

         The Director Stock Plan provides for annual grants of non-qualified stock options to each non-employee director of the Company. At the Company's annual meeting of shareholders on June 21, 1999, the Director Stock Plan was amended and restated in its entirety (the "Restated Director Stock Plan"). The Restated Director Stock Plan increased the number of nonqualified stock options automatically awarded to each non-employee director upon re-election from 2,500 shares to 5,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. However, the Restated Director Stock Plan provided for the award of 15,000 nonqualified stock options to each non-employee director re-elected at the June 21, 1999 meeting in lieu of the 5,000 annual grant. The purpose of the exception was to retroactively adjust the aggregate number of options previously awarded to the existing non-employee directors to be more consistent with the initial and annual awards under the Restated Director Stock Plan. In addition, the Restated Director Stock Plan authorized the Board, in its sole discretion, to grant to a non-employee director at the time of his or her initial election as a director of the Company nonqualified stock options in excess of the 5,000 shares of common stock automatically granted on initial election to the Board of Directors up to and not exceeding 50,000 shares. The options granted to each non-employee director will have a term of ten years and vest, in the case of options granted under the Director Stock Plan, in equal installments over three years and, in the case of options granted under the Restated Director Stock Plan, in full after the first anniversary of the date the option is granted. Stock options to purchase 45,000 shares at an exercise price of $5.53 per share were granted under the Restated Director Stock Plan during 1999. Stock options to purchase 7,500 shares at an exercise price of $6.32 per share during 1998 and 7,500 shares at exercise prices ranging between $21.125 and $33.75 per share during 1997 were granted under the Director Stock Plan.

         On July 16, 1996, an executive officer of the Company was granted a non-qualified stock option to purchase 21,000 shares of common stock at an exercise price of $0.01 per share under the Employee Stock Plan. In accordance with APB 25, the difference between the fair market value of the common stock and the exercise price, which amounted to $304,290, was recorded as unearned compensation (a

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


separate component of shareholders' equity) and was recognized over the related vesting period. Amortization of the unearned compensation recorded in the accompanying Consolidated Financial Statements in accordance with APB 25 resulted in compensation expense of $41,000 and $111,000 for 1998 and 1997, respectively. As of December 31, 1998, the related unearned compensation was fully amortized.

         During 1996, two then non-employee consultants were granted options under the Employee Stock Plan to purchase an aggregate total of 85,000 shares of common stock at various exercise prices equal to 100% of the fair market values at the dates of grant. Pursuant to the application of SFAS 123 in accounting for these non-employee stock options, the Company recorded $387,000 in unearned compensation, which was amortized ratably over the related vesting periods. Amortization of the unearned compensation recorded in the accompanying Consolidated Financial Statements in accordance with SFAS 123 resulted in compensation expense of $67,000 and $233,000 for 1998 and 1997, respectively. As of December 31, 1998, the related unearned compensation was fully amortized.

         In late November 1997, the Company offered each employee, who had previously been granted options to purchase the Company's stock, the opportunity to change the option price, date of grant and vesting period effective December 5, 1997 (the "Repricing"). Under the terms of the Repricing, all previously granted stock options would be cancelled, including any vested options, and the employee would be granted the same number of options at the fair market value of the Company's common stock on December 5, 1997, which was $7.875 per share. The new grants would generally vest on a straight-line basis on each of the first five anniversaries from the new date of grant. At the time of the offer, the Company had approximately 170 employees who had been granted options to purchase the Company's common stock since the Company's Initial Public Offering with option prices ranging from $14.50 to $43.00. The Repricing plan was accepted by approximately 125 eligible Company employees with respect to 925,000 outstanding stock options.

         Additionally, during the fourth quarter of 1997, three executive officers of the Company had certain of their existing stock options repriced. Options covering a total of 646,000 shares of common stock were repriced, with 310,000 shares having a new exercise price of $7.41 per share and 336,000 shares having a new exercise price of $6.88 per share. As part of the repricing, certain of these stock options provided for a new vesting schedule. Options covering 254,000 shares now vest 50% on the original date of grant of the options with an additional 25% vesting on each of the first two anniversaries from the original date of grant, and options covering 336,000 shares now vest 50% six months from the repricing date of grant with an additional approximately 16-2/3% vesting on each of the first three anniversaries from the repricing date of grant.

         During the second quarter of 1998, the Company repriced options to purchase 100,000 shares of common stock previously issued to an employee. The exercise price of the options was reduced from $17.625 per share to $8.00 per share, the fair market value of the Company's common stock on the date of repricing. The repriced options were fully vested on the date of repricing. These options were cancelled during 1999 as a result of this employees voluntary termination.

         During 1999, a non-employee consultant was granted options on two occasions under the Employee Stock Plan to purchase an aggregate total of 50,000 shares of common stock at exercise prices equal to 100% of the fair market values at the dates of grant. Pursuant to the application of SFAS 123 in accounting for these non-employee stock options, the Company recorded $329,000 in unearned compensation, which is being amortized ratably over the related vesting periods. Amortization of the

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


unearned compensation recorded in the accompanying Consolidated Financial Statements in accordance with SFAS 123 resulted in compensation expense of $50,000 for 1999.

         Also during 1999, two employees of the Company were each granted non-qualified stock options to purchase 250,000 shares of common stock at an exercise price of $5.1875 per share, which represented 94% of the fair market value at the date of grant, under the Employee Stock Plan. In accordance with APB 25, the difference between the fair market value of the common stock and the exercise price, which amounted to $157,000, was recorded as unearned compensation (a separate component of shareholders' equity) and is being recognized over the related vesting period. Amortization of the unearned compensation recorded in the accompanying Consolidated Financial Statements in accordance with APB 25 resulted in compensation expense of $27,000 for 1999.

         The fair value of each option grant under the Company's Stock Plans is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997:

                                           1999            1998           1997
                                        ----------      ----------      -------
Expected volatility.................       76.7%          73.0%          78.3%
Risk-free interest rate.............     4.6%-6.6%      4.1%-5.9%      5.92%-6.81%
Dividend yield......................        0.0%           0.0%           0.0%
Expected life.......................    4-10 years      1-10 years      7 years


         A summary of the status of the Company's Stock Plans as of December 31, 1999, 1998 and 1997 and changes during the years then ended is presented below:

                                                         WEIGHTED-AVERAGE
                                         NUMBER OF      EXERCISE PRICE PER
                                          OPTIONS            OPTION
Outstanding at January 1, 1997 .           904,750         $   26.63
   Granted .....................         3,667,750    (1)      12.40
   Exercised ...................           (42,000)             7.02
   Forfeited ...................        (1,865,117)   (1)      25.34
                                         ---------

Outstanding at December 31, 1997         2,665,383              8.26
   Granted .....................         1,663,750    (2)       6.60
   Exercised ...................            (7,000)             0.01
   Forfeited ...................          (481,483)   (2)      10.06
                                         ---------

Outstanding at December 31, 1998         3,840,650              7.39
   Granted .....................         1,108,222              8.99
   Exercised ...................          (245,400)             7.60
   Forfeited ...................          (426,100)             9.59
                                         ---------

Outstanding at December 31, 1999         4,277,372         $    7.60
                                         =========

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


----------

(1) Includes 925,000 shares cancelled and then subsequently re-granted as part of the Repricing and 646,000 shares cancelled and then subsequently re-granted in the fourth quarter of 1997 as part of a repricing of three executive officers' stock options at exercise prices ranging between $6.88 and $7.41 per share.

(2) Includes 100,000 shares cancelled and, then, subsequently re-granted in the second quarter of 1998 as part of a repricing of an employee's stock options at an exercise price of $8.00 per share.

         The number of options exercisable at December 31, 1999, 1998 and 1997 was 2,021,921, 1,243,759 and 225,464, respectively. The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $6.77, $4.30 and $9.53, respectively.

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The following table summarizes information about stock options outstanding at December 31, 1999:

                                               OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                                ---------------------------------------------------   ----------------------------------
 RANGE OF EXERCISE PRICES            NUMBER        WEIGHTED-AVERAGE                       NUMBER
                                 OUTSTANDING AT       REMAINING     WEIGHTED-AVERAGE    EXERCISABLE        WEIGHTED-AVERAGE
                                  DECEMBER 31,       CONTRACTUAL        EXERCISE             AT               EXERCISE
                                      1999           LIFE (YEARS)         PRICE       DECEMBER 31, 1999        PRICE
----------------------------    -----------------    -------------     ------------   -----------------     ------------
$0.01 (1)                              7,000              3.54          $   0.01             7,000           $  0.01
$4.06 to $6.32                     1,190,500              6.30              5.21           388,849              5.35
$6.875 to $6.94                    1,377,800              4.91              6.91           745,775              6.89
$7.41 to $7.7188                     426,600              4.70              7.43           401,600              7.41
$7.875 (2)                           606,250              5.41              7.88           275,249              7.88
$8.0313 to $16.00                    508,000              5.93              9.34           193,450              8.24
$21.125 to $43.00                    161,222              7.01             25.32             9,998             34.17
                                 -----------                                           -----------           -------
$0.01 to $43.00                    4,277,372              5.54              7.60         2,021,921              7.07
                                 ===========                                           ===========

----------

(1) As noted herein, the Employee Stock Plan provides for options covering up to 50,000 shares which may be granted at an exercise price equal to or in excess of par value (or $0.01 per share).

(2) Represents the exercise price under the Repricing plan.

         Had compensation cost for the Company's Stock Plans been determined based on the fair value at the grant dates for awards under the Stock Plans consistent with the method prescribed by SFAS 123, the Company's net income
(loss) and net income (loss) per share (diluted) in 1999, 1998 and 1997 would have been reduced to the proforma amounts indicated below (in thousands, except per share data):

                                                      1999             1998              1997
                                                   ---------        ----------         ----------
Net income (loss):
    As reported ...........................        $   8,291        $  (10,189)        $  (13,066)
    Proforma ..............................            4,835           (14,733)           (18,474)

Diluted net income (loss) per common share:
    As reported ...........................        $    0.37        $    (0.47)        $    (0.61)
    Proforma ..............................             0.22             (0.68)             (0.86)

         The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts. The Company anticipates that additional awards will be granted in future years.

13.  EARNINGS PER SHARE

         The following reconciles the numerators and denominators of the basic and diluted earnings per share ("EPS") computations (in thousands, except per share data):

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                 ---------------------------------------------------------------------------------------------
                                            1999                            1998                             1997
                                 ---------------------------    -----------------------------    -----------------------------
                                    Net                 Per       Net                   Per        Net                   Per
                                  Income     Shares    Share      Loss       Shares    Share       Loss       Shares    Share
                                 --------   --------   -----    --------    --------   ------    --------    --------   ------
BASIC EPS:
  Income (loss) available to
    common shareholders ......   $  8,291     21,587   $0.38    $(10,189)     21,548   $(0.47)   $(13,066)     21,393   $(0.61)

EFFECT OF DILUTIVE SECURITIES:
  Stock options(1) ...........         --        858   (0.01)         --          --       --          --          --       --
                                 --------   --------   -----    --------    --------   ------    --------    --------   ------
DILUTED EPS:
  Income (loss) available to
    common shareholders and
    assumed exercises ........   $  8,291     22,445   $0.37    $(10,189)     21,548   $(0.47)   $(13,066)     21,393   $(0.61)
                                 ========   ========   =====    ========    ========   ======    ========    ========   ======

(1) The effect of 71,679 and 178,684 shares of potential common stock were anti-dilutive in 1998 and 1997, respectively.

14.  RETIREMENT PLANS

         The Company has adopted a profit sharing plan (the "Profit Sharing Plan") which covers substantially all employees who have been employed with the Company for at least two years and are at least 21 years of age. Under the terms of the Profit Sharing Plan, the Company makes elective contributions to the Profit Sharing Plan, the allocation of which to employees is based on relative salary.

         Effective January 1, 1997, the Company amended the Profit Sharing Plan to include certain 401(k) savings plan features (as amended, the "Profit Sharing/401(k) Plan"). Under the provisions of the Profit Sharing/401(k) Plan, employees meeting certain eligibility requirements may contribute a maximum of 15% of pre-tax gross wages, subject to certain restrictions imposed pursuant to the Internal Revenue Code. Company contributions are at the discretion of its Board of Directors. Vesting occurs over a six-year period at the rate of 20% per year, beginning after the second year of service. The Company accrued a contribution of $100,000, $85,000 and $45,000 to the Profit Sharing/401(k) Plan during 1999, 1998 and 1997, respectively.

15.  CONTINGENCIES

         On or about August 26, 1998 a lawsuit was filed in Connecticut, captioned Henry E. Freeman and Freeman Industrial Enterprises Corporation v. Precision Response Corporation, Mark J. Gordon and David L. Epstein (Case No. 3:98-CV-1895-AVC (D. Conn.)). It is currently pending in the United States District Court for the District of Connecticut. This lawsuit alleges that the Company breached its contracts with the plaintiffs by allegedly failing to pay all commissions relating to certain clients whom the plaintiffs allegedly claim they procured for the Company. The Amended Complaint also contains claims of breach of fiduciary duty, breach of covenant of good faith and fair dealing, civil conspiracy, fraud/fraud in the inducement, intentional infliction of emotional distress, negligent misrepresentation and violations of the Connecticut Unfair Trade Practices Act. The plaintiffs seek actual, compensatory and punitive damages, declaratory judgement that certain contracts are invalid due to undue influence exercised upon plaintiffs, recission of such contracts, an accounting and interest, costs and attorneys' fees. The Company has filed a motion to dismiss the Amended Complaint for failure to state a cause of action, which is currently pending before the Court.

         The case is currently in the discovery stage. The Company believes that the plaintiffs' allegations are totally without merit and intends to defend the lawsuit vigorously. A provision for legal

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


defense costs has been accrued and is included in Other accrued expenses in the accompanying Consolidated Balance Sheets which management believes is adequate based on available information. No other provisions have been reflected since management is unable, at this time, to predict the ultimate outcome of this matter.

         On or about November 5, 1999 a lawsuit, captioned JOSEPH P. RIANO V. PRECISION RESPONSE CORPORATION; PRCNETCARE.COM, INC.; MARK J. GORDON; AND DAVID
L. EPSTEIN (Case No. 99-25774 CA 10), was filed in the Circuit Court of the Eleventh Judicial Circuit in and for Miami Dade-County, Florida. This lawsuit alleges that PRC misappropriated the plaintiff's alleged trade secret. The plaintiff asserts a statutory claim against all defendants under the Florida Uniform Trade Secrets Act, Chapter 688, Florida Statutes. The plaintiff also asserts a claim against Precision Response Corporation ("PRC") that it breached a contract entered into with the plaintiff to keep certain information confidential. In addition, the plaintiff asserts claims for conversion against all of the defendants and for conspiracy to commit conversion against the individual defendants. The plaintiff also asserts a claim for unjust enrichment against PRC and prcnetcare.com, Inc. ("prcnetcare.com"). The plaintiff's complaint seeks an unspecified amount of compensatory damages, including all profits earned by the defendants as a result of their conduct, exemplary damages, attorneys' fees, interests and costs. The plaintiff also seeks an accounting and entry of an injunction preventing PRC and prcnetcare.com from continuing to misappropriate the plaintiff's alleged trade secret.

         On January 28, 2000, the court entered an order denying the defendants' motion to dismiss, with the exception of conspiracy claims against the corporate defendants, which were dismissed by agreement of counsel. An answer and affirmative defenses have been filed on behalf of all defendants. The Company believes that the plaintiff's allegations are totally without merit and intends to defend the lawsuit vigorously.

16.   UNAUDITED QUARTERLY FINANCIAL DATA

                                                  FISCAL 1999
                                     ----------------------------------------
                                      FIRST     SECOND      THIRD     FOURTH
                                     QUARTER    QUARTER    QUARTER    QUARTER
                                     -------    -------    -------    -------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues ........................    $46,248    $50,090    $57,006    $62,576
Gross profit ....................      7,317      8,655     10,431     11,849
Operating income ................      2,447      2,984      4,283      5,289
Net income ......................      1,238      1,696      2,392      2,965
Basic earnings per common share .       0.06       0.08       0.11       0.14
Diluted earnings per common share       0.06       0.08       0.11       0.13

                 PRECISION RESPONSE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             FISCAL 1998
                                            ---------------------------------------------
                                             FIRST       SECOND      THIRD        FOURTH
                                            QUARTER     QUARTER     QUARTER      QUARTER
                                            --------    --------    --------     --------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues ...............................    $ 40,535    $ 43,379    $ 44,978     $ 46,281
Gross profit ...........................       4,025       6,157       4,437        6,916
Operating income (loss) ................         705       1,727     (19,880)(1)    2,110
Net income (loss) ......................         373         829     (12,604)       1,213
Basic earnings (loss) per common share .        0.02        0.04       (0.58)        0.06
Diluted earnings (loss) per common share        0.02        0.04       (0.58)        0.06


----------

(1) Includes non-recurring special charges of $22.1 million before taxes in 1998 as part of the Company's restructuring and cost reduction initiatives (see Note 3 - Restructuring and Other Non-Recurring Special Charges).

17.  SUBSEQUENT EVENT

         On January 12, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, USA Networks, Inc. ("USAi"), a Delaware corporation, and P Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of USAi ("Newco"), pursuant to which Newco would be merged with and into the Company, with the Company remaining as the surviving corporation in the merger. Upon and subject to consummation of the merger, each share of the Company's common stock would be converted into 1.08 shares of USAi common stock (taking into account the two-for-one stock split of USAi common stock to be effected on February 24, 2000 as to USAi common shareholders as of February 10, 2000). Consummation of the Merger Agreement is subject to certain terms, conditions and termination rights specified in the Merger Agreement. In particular, the Company may elect to terminate the Merger Agreement if the volume-weighted average sales price per share of USAi common stock on the twenty consecutive trading days ending on the second full trading day prior to the Company's special meeting of shareholders (to be convened to take action upon the Merger Agreement) is less than $18.52 (taking into account the above-described USAi two-for-one stock split). If the Company makes such election, USAi may, however, elect, in its sole discretion, to increase the exchange ratio at that time so that the Company's shareholders receive $20.00 worth of USAi common stock for each share of the Company's common stock, in which case the Company's termination election will be deemed to be rescinded. In addition, the merger is subject to approval or expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the approval of shareholders of the Company holding a majority of outstanding shares of common stock, as well as other customary closing conditions. The merger is currently expected to close by June 2000.